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                     [Kenneth R. Walters, P.A. Letterhead]





September 15, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Lahaina Acquisitions, Inc.

Dear Sir/Madam:

I have read the disclosures made by the Registrant in their form 8-K and am in agreement with the statements contained therein.

Sincerely,

/s/ Kenneth R. Walters
------------------------
Kenneth R. Walters, P.A.


cc: Mr. Scott Demerau
5895 Windward Parkway, Suite 200
Alpharetta, GA 30005